EXHIBIT 10.18(c)

FIRST AMENDMENT TO
CONTINENTAL AIRLINES, INC.
LONG TERM INCENTIVE AND RSU PROGRAM

WHEREAS, the Continental Airlines, Inc. Long Term Incentive and RSU Program (the "Program") has heretofore been adopted by the Human Resources Committee (the "Committee") of the Board of Directors of Continental Airlines, Inc. (the "Company") to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective as of November 30, 2004:

1. The second paragraph of Section 3.1 of the Program shall be deleted and the following shall be substituted therefor:

"The Committee shall, promptly upon adoption of the Program in the case of all Performance Periods commencing on April 1, 2004, and within 90 days after the first day of each Performance Period commencing on or after January 1, 2005, establish in writing (for NLTIP Awards) the applicable Target EBITDAR Margin and Stretch EBITDAR Margin (such that at all times the Stretch EBITDAR Margin shall be higher than the Target EBITDAR Margin, which in turn shall be higher than the Entry EBITDAR Margin) and the Cash Hurdle for each such Performance Period, and (for RSU Awards) the applicable Target Price for each such Performance Period, in each case for purposes of this Program."

2. The first sentence of Section 4.2 of the Program shall be deleted and the following shall be substituted therefor:

"The Company shall provide an Award Notice to each Eligible Employee who becomes a Participant with respect to a Performance Period within 90 days after such Eligible Employee becomes such a Participant; provided, however, that Award Notices for the Performance Periods that begin on April 1, 2004 shall be provided on or before May 15, 2004."

3. The first sentence of Section 7.1 of the Program shall be deleted and the following shall be substituted therefor:

"Subject to the terms of this Section 7.1, the Committee may amend the Program at any time and from time to time, and the Committee may at any time terminate the Program (in its entirety or as it applies to one or more specified Subsidiaries) with respect to Performance Periods that have not commenced as of the date of such Committee action; provided, however, that, except as provided in the following sentence, the Program may not be amended in a manner that would impair the rights of any Participant with respect to any outstanding Award without the consent of such Participant. Notwithstanding anything in the Program or an Award Notice to the contrary, if the Committee determines that the provisions of new Section 409A of the Code apply to the Program and that the terms of the Program and/or any Award Notice do not, in whole or in part, satisfy the requirements of such section, then the Committee, in its sole discretion, may unilaterally modify the Program and any such Award Notice with respect to Awards for Performance Periods beginning on or after January 1, 2005, in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder."

4. As amended hereby, the Program is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument on this 30th day of November 2004.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek

Jeffery A. Smisek

Executive Vice President

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